EXHIBIT 10.8

INDEMNITY

THIS INDEMNITY (this “Indemnity”) by Millennium Petrochemicals Inc. a Virginia corporation (“Millennium Indemnitor”), is in favor of EQUISTAR CHEMICALS, LP, a Delaware limited partnership (the “Partnership”).

RECITALS:

           A.           The indemnity provided in this Indemnity reasonably may be expected to benefit, directly or indirectly, Millennium Indemnitor.  Further, it is in the best interests of Millennium Indemnitor to provide the indemnity set forth hereunder, and such indemnity is necessary or convenient to the conduct, promotion or attainment of the business of Millennium Indemnitor.

B.           This Indemnity is issued pursuant to Section 8.6(b) of the Amended and Restated Limited Partnership Agreement of the Partnership, dated as of December 19, 2007, among Lyondell Petrochemical LP4, Inc., Lyondell Petrochemical L.P. Inc., Millennium Petrochemicals GP LLC, Millennium Petrochemicals Partners, LP (“Millennium LP1”), Lyondell (Pelican) Petrochemical L.P.1, Inc. and Lyondell LP3 Partners, LP, as amended as of the date of this Indemnity (the “Partnership Agreement”).

AGREEMENTS:

           NOW, THEREFORE, Millennium Indemnitor hereby agrees as follows:

1.           Notwithstanding any other provision of this Indemnity but subject to paragraph 6 below, Millennium Indemnitor shall be obligated to contribute to the Partnership (the “Contribution Obligation”) on behalf of Millennium LP1 the lesser amount of $300 million or the aggregate principal amount of the Referenced Obligations then outstanding, but only after the holders of the Referenced Obligations shall have pursued their remedies to compel payment of the Referenced Obligations by the Partnership, and if, after exhaustion of all available remedies, including, without limitation, the liquidation of assets, payment cannot be obtained from the Partnership.  For purposes of this Indemnity, Referenced Obligations are:

(1)           the Partnership’s Debentures due 2026 in the principal amount of $150 million;

(2)           up to $150 million of any bank borrowings of the Partnership secured by its inventory, and

(3)           to the extent $150 million exceeds any bank borrowings secured by inventory, trade accounts payable by the Partnership to unrelated parties up to the amount equal to $150 million less the bank borrowings secured by inventory.

2.           The obligations of Millennium Indemnitor hereunder to the Partnership shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Referenced Obligation, any impossibility in the performance of the Referenced Obligation or otherwise, subject to paragraph 6 below.  Without limiting the generality of the foregoing, except as aforesaid, the obligations of Millennium Indemnitor hereunder shall not be discharged or impaired or otherwise affected by any waiver or modification of any of the Referenced Obligation, by any default, failure or delay, willful or otherwise, in the performance of the Referenced Obligation, or by any other act or omission which may or might in any manner or to any extent vary the risk of Millennium Indemnitor or otherwise operate as a discharge of Millennium Indemnitor as a matter of law or equity.

3.           Millennium Indemnitor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Referenced Obligation is rescinded or must otherwise be restored by the Partnership upon the bankruptcy or reorganization of an Issuer or otherwise, unless those obligations of Millennium Indemnitor have otherwise been terminated in accordance with the terms of this Indemnity.

4.           The Partnership agrees that it shall not assign any of its right, title and interest in and to this Indemnity.  This Indemnity shall not be construed to create any right in the holders of the Referenced Obligations or any other person (other than Millennium Indemnitor, the Partnership, Lyondell LP4 Inc., Lyondell Petrochemical L.P. Inc., Lyondell (Pelican) Petrochemical L.P.1, Inc. and Lyondell LP3 Partners, LP, and, in each case, their respective successors and permitted assigns), or to be a contract in whole or in part for the benefit of the holders of the Debt, or any other person except the Partnership.  Accordingly, the holders of the Debt shall not, by reason of this Indemnity, have a greater or superior claim compared to other obligees of the Partnership, to or as a result of any amounts contributed by Millennium Indemnitor to the Partnership pursuant to this Indemnity.

5.           Notwithstanding any other provision of this Indemnity, this Indemnity shall terminate on December 15, 2017.

6.           This Indemnity shall be construed and interpreted in accordance with and governed by the laws of the State of Texas.

7.           This Indemnity may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same original document.

8.           The existence of this Indemnity shall not prohibit the Partnership from refinancing or repaying any Debt at any time, subject to the other provisions of the Partnership Agreement.

9.           Nothing in this Indemnity shall be construed or interpreted to amend the Partnership Agreement in any respect.

10.           All notices, requests and other communications that are required or may be given under this Indemnity shall be in writing and shall be deemed to have been duly given if and when (i) transmitted by facsimile with proof of confirmation from the transmitting machine or (ii) delivered by commercial courier or other hand delivery as follows:

If to the Partnership:	Equistar Chemicals, LP
1221 McKinney Street
Houston, Texas 77252-2583

Attention: General Counsel
Facsimile Number: (713) 309-4718

If to Indemnitor:	Millennium Petrochemicals Inc.
1221 McKinney Street
Houston, Texas 77252-2583

Attention: General Counsel
Facsimile Number: (713) 309-4718

[Remainder of Page Intentionally Left Blank]

Dated As Of:  December 19, 2007

Millennium Petrochemicals Inc.

By:           /s/ Edward J. Dineen
                                                                                        Edward J. Dineen
Vice President

ACCEPTED AND AGREED

EQUISTAR CHEMICALS, LP

By:      /s/ Allen C. Holmes
            Allen C. Holmes
Vice President

[Signature Page for Indemnity]